Global Fashion Technologies, Inc Announces New Capital Structure and Spin Off of Subsidiary

Santa Fe Springs, California, Aug. 7, 2014 (GLOBE NEWSWIRE) -- Global Fashion Technologies, Inc (OTC: PPBL) in order to prepare for the direction the Company is taking has determined through both shareholder and board action that a restructuring of the Company's present balance sheet and share structure is vital in order to capitalize on its present and future opportunities.

Chris H. Giordano Global Fashion Technologies, Inc President and Co-Chairman stated "A more liquid and fluid market for the common stock of our present and future shareholders can only be substantiated with a complete restructuring of the balance sheet and a reduction in the amount of shares outstanding. In conjunction with these changes we will also be redoing the company web sites to better reflect the changes ahead of us as well as to add lucidity to each situation

In addition, after detailed and deliberate discussions with substantial finance groups that have proposals in front of us currently it was reiterated as part of those discussions that reduce our current overall debt and common shares outstanding. The changes will be reflected in an 8-K filing we made with the Securities and Exchange Commission

Henceforth we have initiated the process to procure a new "stock ticker" as well as a complete the process for a reverse stock split. Previously known as Premiere Opportunities Group Inc the company is changing its corporate name to Global Fashion Technologies Inc. and will trade under a new symbol pending approval from FINRA.

"These important changes are meant to better reflect and support our business strategy" said Tom Witthuhn, CEO of Global. " As we simultaneously focus our attention in the textile and apparel markets it simply makes sense to choose a corporate name that reflects our business strategy. This name change is a natural extension of our strategy shift. The Reverse Stock Split is driven by new opportunities and our desire to more accurately reflect the value of our common equity in the marketplace."

Chris Giordano, Co-Chairman further stated, "Our operational mindset dictates we focus our attention on what we do best and what will enhance our ability to deliver increased shareholder value. So in conjunction with these corporate actions Global will be also be spinning off its Trident Merchant Group, Inc subsidiary to it shareholders of record, of which date will be set in the next few weeks.

We feel that Trident does not fit into the overall business plan of Global and will create greater shareholder value as a separate company than as part of Global. Trident Merchant Group, Inc will become a publicly traded advisory company that currently owns equity in four corporate clients of which two are already public and about to establish the process of creating trading markets for its stock. Once Trident becomes a separately traded public company, it will begin the process of distributing shares in each of these companies to its shareholders.

Henceforth, shareholders of Global Fashion Technologies, Inc will own shares in both Global Fashion Technologies and Trident Merchant Group, Inc. as well as in the common stock of each Trident Merchant Group, Inc client"

About Global Fashion Technologies Inc. Global Fashion Technologies Inc. markets branded apparel under the Avani and Cabe Studios brands as well as private label apparel and other textile based products in the US and in select international markets. Global is committed to creating shareholder value by taking advantage of its relationships and opportunities in both the apparel and textile markets and maximizing each situation to the fullest.

CONTACT:	Chris H Giordano chris@premiereopportunities.com 973-291-8900 Thomas H Witthuhn twitthuhn@avaniclothing.com 270-792-5105